Exhibit (a)(1)(A)

Offer to Purchase for Cash
by

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.

Up to 5,000,000 Shares of its Common Stock
at a Purchase Price not Greater Than $6.00 nor Less than $5.25 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 11, 2008,
UNLESS THE OFFER IS EXTENDED.

Diamond Management & Technology Consultants, Inc., a Delaware corporation, is offering to purchase from its stockholders, for cash, up to 5,000,000 shares of its common stock, par value $0.001 per share. We refer to our offer to purchase shares of our common stock as the tender offer. Unless the context otherwise requires, all references to shares shall refer to shares of our common stock. The tender offer will be conducted upon the terms and subject to the conditions set forth in this offer to purchase and the related letters of transmittal (as they may be amended and supplemented from time to time).

On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $6.00 nor less than $5.25 per share of common stock, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price within the indicated range that will allow us to purchase 5,000,000 shares of our common stock pursuant to the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn. We refer to the purchase price we select within the range indicated for our shares as the purchase price.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

All shares of our common stock that we acquire in the tender offer will be acquired at the purchase price, regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the applicable purchase price we determine and not properly withdrawn prior to the expiration date of the tender offer. However because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price, if more than the number of shares that we seek are properly tendered. We reserve the right, in our sole discretion, to purchase more than 5,000,000 shares of our common stock pursuant to the tender offer, subject to applicable law. We will not purchase shares tendered at prices greater than the purchase price. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer.

The shares trade on the Nasdaq Global Select Market under the symbol “DTPI.” On February 8, 2008, the last full trading day before the public announcement of the tender offer, the closing sale price on the Nasdaq Global Select Market for the shares was $4.86. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES OF COMMON STOCK AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTERS OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER.

FEBRUARY 12, 2008

Stockholders may direct questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, to BNY Mellon Shareowner Services which is acting as the Information Agent, or to Morgan Stanley & Co. Incorporated, which is the Dealer Manager for the Offer. Their addresses and telephone numbers appear on the back cover of this Offer to Purchase.

The Dealer Manager for the Offer is:

IMPORTANT

If you wish to tender all or any part of your shares pursuant to the tender offer, then prior to the expiration date of the tender offer, which is 12:00 Midnight, New York City time, on March 11, 2008 or such later time to which we may extend the tender offer, you must either:

(1) (a) complete and sign the applicable letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to BNY Mellon Shareowner Services, the depositary for the tender offer, and mail or deliver the certificates for your tendered shares to the depositary together with any other documents required by the letter of transmittal or (b) tender your shares according to the procedure for book-entry transfer described in Section 3; or

(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your shares in the tender offer. If you desire to tender your shares but prior to the expiration date:

(1) the certificates for the shares you wish to tender cannot be delivered to the depositary; or

(2) you cannot comply with the procedure for book-entry transfer; or

(3) your other required documents cannot be delivered to the depositary;

you may tender your shares according to the guaranteed delivery procedure described in Section 3.

TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to BNY Mellon Shareowner Services, the information agent for the tender offer, and Morgan Stanley & Co. Incorporated, the dealer manager for the tender offer, at their address and telephone numbers set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the related letters of transmittal or the notice of guaranteed delivery may also be directed to the information agent.

We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF OUR COMMON STOCK IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER.

SUMMARY TERM SHEET

This summary term sheet highlights material information that can be found elsewhere in this offer to purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent as we do later in this offer to purchase. We urge you to read this entire offer to purchase, and the letter of transmittal, because they contain the full details of the tender offer. We refer to the shares of our common stock as the “shares.” For your convenience, we have included below references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

Diamond Management & Technology Consultants, Inc.

What will the purchase price for the shares be?

We are conducting the tender offer through a procedure commonly called a “Dutch Auction.” This procedure allows you to select the price per share (in increments of $0.05) within a price range specified by us at which you are willing to sell your shares of our common stock. We will determine the purchase price that we will pay per share promptly after the offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 5,000,000 shares of our common stock (or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date for the offer).

The purchase price will not be greater than $6.00 nor less than $5.25 per share. We will pay the same per share purchase price in cash, less any applicable withholding taxes and without interest, for all the shares of our common stock we purchase in the tender offer, even if some of the shares are tendered at a price below the purchase price. See Section 1. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” If you agree to accept the purchase price determined in the tender offer, your shares will be deemed to be tendered at the minimum price of $5.25 per share. You should understand that this election could have the effect of decreasing the purchase price for all shares purchased in the tender offer, which may result in your shares being purchased at the minimum respective price per share. See Section 3.

How many shares will Diamond purchase in the tender offer?

We will purchase up to 5,000,000 shares of our common stock pursuant to the tender offer, or such lesser number of shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the tender offer. The 5,000,000 shares represent approximately 16.9% of our outstanding shares of common stock as of January 31, 2008. If more than 5,000,000 shares are properly tendered, the shares tendered at or below the purchase price will be purchased on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 shares), which will be purchased on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6).

We expressly reserve the right to purchase a number of additional shares equal to up to 2% of the outstanding shares of our common stock without extending the applicable offer. We also reserve the right to purchase more shares, subject to applicable legal requirements. The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 7.

What happens if more than 5,000,000 shares are properly tendered at or below the respective purchase price?

If more than 5,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date for the tender offer, we will purchase shares:

first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price and do not properly withdraw them before the expiration date for the tender offer;

second, from all other stockholders who properly tender shares at or below the purchase price and do not properly withdraw them before the applicable expiration date, on a pro rata basis (except for stockholders who tendered shares conditionally if the condition was not satisfied); and

third, only if necessary to permit us to purchase 5,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from stockholders who have conditionally tendered shares at or below the purchase price and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares of our common stock.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares of our common stock that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares of common stock subject to the tender offer and I tender all of my shares, will I be subject to proration?

If you beneficially own fewer than 100 shares of our common stock, in the aggregate, you properly tender all of these shares at or below the purchase price and do not properly withdraw them prior to the expiration date for the tender offer and you complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, we will purchase all of your shares of our common stock without subjecting them to the proration procedure. See Section 1.

What is the market price of my shares as of a recent date?

As of February 8, 2008, the last full trading day before the public announcement of the tender offer, the closing sale price on the Nasdaq Global Select Market of the shares was $4.86 per share. You are urged to obtain current market quotations for your shares before deciding whether and at what price to tender your shares. See Section 8.

Why is Diamond making the tender offer?

Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing a portion of our shares of our common stock is a prudent use of our financial resources. We believe that our current stock price levels do not reflect the current performance or long-term growth prospects of our business. Accordingly, an investment in our own stock at the range of offered prices continues to represent an attractive use of our available cash. We believe that shrinking our equity base, in conjunction with continued appropriate investment in our business, will create long-term value for our stockholders.

The tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales. Furthermore, “odd lot” holders who tender their shares and whose shares are purchased pursuant to the tender offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 2.

How will Diamond pay for the shares?

We will purchase shares in the tender offer, and pay related fees and expenses, with our available cash resources. Outside or bank financing is not a condition of the tender offer. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the applicable tender offer expires. The tender offer will expire on March 11, 2008, at 12:00 Midnight, New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the tender offer on your behalf. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension we may provide. See Section 14.

How will I be notified if Diamond extends or amends the tender offer?

If we decide to extend the tender offer, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the tender offer?

Yes. The tender offer is subject to conditions, such as the absence of court or governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See Section 7.

Following the tender offer, will Diamond continue as a public company?

Yes, the completion of the tender offer in accordance with the conditions in this offer to purchase will not cause Diamond to be delisted from the Nasdaq Global Select Market or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How do I tender my shares?

If you wish to tender all or a portion of your shares, then before 12:00 Midnight, New York City time, on March 11, 2008, unless the applicable tender offer is extended:

•	you must deliver your share certificate(s) and a properly completed and duly executed applicable letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

•	the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed applicable letter of transmittal or an “agents message”; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the information agent or your broker for assistance. The contact information for the information agent is set forth on the back cover page of this offer to purchase. See Section 3.

Once I have tendered shares in the tender offer, can I withdraw my tender?

You may withdraw any shares you have tendered pursuant to the tender offer at any time before the expiration of the tender offer, which will occur at 12:00 Midnight, New York City time, on March 11, 2008, or the new expiration date if we extend the applicable tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on April 8, 2008. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the series and number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if shares have been tendered under the procedure for book-entry transfer set forth in Section 3, or if the share certificates to be withdrawn have been delivered to the depositary. See Section 4.

Has Diamond or its board of directors adopted a position on the tender offer?

Our board of directors has approved the tender offer. However, neither we nor our board of directors, the depositary, information agent or the dealer manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you will tender them. See Section 11.

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the tender offer. If the directors and executive officers do not tender any of their shares in the tender offer and we complete the tender offer, the proportional holdings of our directors and executive officers in our company will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our stockholders in the tender offer. See Section 11.

When will Diamond pay for the shares I tender?

We will pay the applicable purchase price to you in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, you will need to consult your broker or bank to determine whether transaction costs apply. See Section 3.

I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution. See Section 13.

EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares will be treated as either (1) consideration received in a sale or exchange or (2) a distribution. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are a foreign stockholder who is not engaged in a trade or business in the United States, you will generally not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a dividend distribution you will generally be subject to U.S. withholding tax on such distribution at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts which may be unique as to each stockholder. See Section 13. Therefore, we will presume that all amounts paid to foreign stockholders, in exchange for their shares are dividend distributions and U.S. federal income tax will be withheld at the rate of 30% (or a lower rate pursuant to an applicable income tax treaty) unless the receipt of cash is effectively connected with a foreign stockholder’s conduct of a trade or business within the United States and certain certification requirements are satisfied. If the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount.

EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

Who can I talk to if I have questions?

The information agent or the dealer manager can help answer your questions. The information agent is BNY Mellon Shareowner Services. The dealer manager is Morgan Stanley & Co. Incorporated. Contact information for the information agent and the dealer manager is set forth on the back cover of this offer to purchase.

FORWARD-LOOKING STATEMENTS

Certain statements in this offer to purchase or in the documents incorporated by reference herein, to the extent they are not recitations of historical fact, constitute forward looking statements within the meaning of the Federal securities laws. Forward looking statements, by definition, involve risks, uncertainties and assumptions. Where, in any forward looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The risk factors described in our most recent annual report on Form 10-K and described in our subsequent quarterly filings on Form 10-Q are incorporated herein by reference.

We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this offer to purchase. These forward-looking statements speak only as of the date on which the statements were made. We are not obligated to update or revise any forward-looking statement, whether as a result of new information, future results or any other reason, except as may be required by the federal securities laws. Notwithstanding the foregoing, at any time prior to the expiration date for the tender offer, we are obligated to update this offer to purchase to reflect material changes in the information contained herein. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the tender offer.

THE TENDER OFFER

1.	NUMBER OF SHARES; PRORATION

General.  Upon the terms and subject to the conditions of the tender offer, we will purchase 5,000,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a purchase price not greater than $6.00 nor less than $5.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “expiration date,” when used with reference to the tender offer, means 12:00 Midnight, New York City time, on March 11, 2008, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open. Should the tender offer be extended, the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. The proration period and withdrawal rights for the tender offer expire on the expiration date for that tender offer.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may, and we expressly reserve the right to, purchase under the tender offer an additional amount of shares of our common stock not to exceed 2% of the outstanding shares, without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at prices at or below the purchase price for the tender offer (determined as provided herein) will be subject to proration, except for “Odd Lots” (as defined below).

If we:

•	increase the price to be paid for the shares above $6.00 per share, or decrease the price to be paid for the shares below $5.25 per share,

•	increase the number of shares we seek in the tender offer by a number in excess of 2% of the outstanding shares, or

•	decrease the number of shares we seek and

in any such case the tender offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the affected tender offer until not earlier than the expiration of such period of ten business days. For the purposes of the tender offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares of our common stock must specify the price or prices, not greater than $6.00 nor less than $5.25 per share, at which they are willing to sell their shares to us in the tender offer. The lowest price that may be specified for shares is $5.25. The prices that may be specified for shares increase in increments of $0.05 up to the highest price that may be specified which is $6.00 per share. A stockholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price. See Section 3. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price (determined as provided herein) we pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, in which case the stockholder will be deemed to have tendered such shares at the minimum price of $5.25 per share. Choosing the second option will maximize the chance that we will purchase a tendering stockholder’s shares, may lower the purchase price paid for all purchased shares in the tender offer and could result in the tendering stockholder receiving a price per share as low as $5.25.

TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR THE SHARES THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL THEIR TENDERED SHARES AT THE PURCHASE PRICE FOR SUCH SHARES DETERMINED AS PROVIDED HEREIN. IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR SHARES IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES. SEE SECTION 3.

Promptly after the expiration date for the tender offer, we will determine the purchase price within the applicable price range that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 5,000,000 shares (or such fewer number of shares as are properly tendered and not properly withdrawn prior to the applicable expiration date). In each case, the purchase price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest. Shares properly tendered under the tender offer at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot priority, proration and conditional tender provisions.

We will not purchase shares tendered at prices greater than the purchase price, nor will we purchase shares that we do not accept in the tender offer because of “odd lot” priority, proration and conditional tender provisions. We will return to the tendering stockholders shares that we do not purchase in the tender offer at our expense promptly after the applicable expiration date.

Stockholders also can specify the order in which we will purchase shares tendered in the tender offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the depositary will select the order of shares purchased.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date of the tender offer is less than or equal to 5,000,000 shares, or such greater number of shares as we may elect to purchase pursuant to the tender offer, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price determined by us.

Priority of Purchases.  Upon the terms and subject to the conditions of the tender offer, if more than 5,000,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, we will purchase properly tendered and not properly withdrawn shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the tender offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) of shares who:

•	tenders all shares beneficially owned by such Odd Lot Holder at a price at or below the purchase price (tenders of less than all of the shares owned by such odd lot holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, if necessary to permit us to purchase 5,000,000 shares (or such greater number of shares as we may elect to accept for payment), shares conditionally tendered and not properly withdrawn (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the tender offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the tender offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

Odd Lots.  The term “odd lots” means, with respect to the shares of our common stock, all shares properly tendered prior to the applicable expiration date at prices at or below the purchase price and not properly withdrawn by any person (an “Odd Lot Holder”) who beneficially owned fewer than 100 shares, as the case may be, and so certified in the appropriate place in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

To qualify for the odd lot preference with respect to the tender offer, an Odd Lot Holder must tender all shares of our common stock, as applicable, owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the tender offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares of our common stock pursuant to the tender offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Proration.  Upon the terms and subject to the conditions of the tender offer (including the odd lot preference discussed above and the conditional tender provisions discussed in Section 6), if more than 5,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price, as the case may be, and not properly withdrawn before the expiration date, we will purchase such properly tendered and not properly withdrawn shares, as the case may be, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

If proration of tendered shares is required, we will determine the proration factor for those shares as promptly as possible after the expiration date of the tender offer. The proration factor will be determined by dividing the maximum number of shares sought by us to be purchased in the tender offer (minus the number of shares to be purchased from Odd Lot Holders) by the total number of shares that are properly tendered pursuant to the tender offer, and not properly withdrawn, at or below the purchase price (minus the number of shares to be purchased from Odd Lot Holders). We will then determine the number of shares we will purchase from each stockholder (other than Odd Lot Holders) from whom we purchase shares in the over-subscribed tender offer by multiplying the number of shares properly tendered by that stockholder in the tender offer at prices at or below the purchase price and not properly withdrawn, by the proration factor for the tender offer with appropriate adjustments to avoid the purchase of fractional shares. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we do not expect to be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until approximately five to seven business days after the expiration date for the tender offer. The final results of any proration will be announced by press release promptly after the determination thereof.

As described in Section 13, the number of shares that we will purchase from a stockholder under the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Diamond’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of our common stock.

2.	BACKGROUND AND PURPOSE OF THE TENDER OFFER

Purpose of the Tender Offer.  Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing a portion of shares of our common stock is a prudent use of our financial resources. We believe that our current stock price levels do not reflect the current performance or long-term growth prospects of our business. Accordingly, an investment in our own stock at the range of offered prices continues to represent an attractive use of our available cash. We believe that shrinking our equity base, in conjunction with continued appropriate investment in our business, will create long-term value for our stockholders.

We believe that the “Dutch Auction” tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales.

Furthermore, “odd lot” holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

Certain Effects of the Tender Offer.  The tender offer may present some potential risks and disadvantages to our continuing stockholders, including:

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the tender offer. If the directors and executive officers do not tender any of their shares in the tender offer and we complete the tender offer, the proportional holdings of our directors and executive officers in our company will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our stockholders in the tender offer. See Section 11.

The tender offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in Diamond as a result of a partial tender of shares or proration will continue to be owners of Diamond shares. As a result, if we complete the tender offer, those stockholders will realize a proportionate increase in their relative equity interest in Diamond and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on the open market, or otherwise, at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the tender offer. However, SEC Rule 13e- 4(f)(6) prohibits Diamond and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration or earlier termination of the tender offer.

Shares acquired pursuant to the tender offer will be restored to the status of treasury shares. Diamond could use shares without stockholder approval to acquire other businesses, to raise additional capital, to distribute as stock dividends, and/or for other purposes.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF OUR COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM.

3.	PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares.  For shares to be tendered properly under the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by such letter of transmittal, must be received before 12:00 Midnight, New York City time, on the applicable expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through the brokers or banks and not directly to the depositary.

In accordance with Instruction 5 of the letter of transmittal for shares, each stockholder desiring to tender shares pursuant to the tender offer must either (1) check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined in the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $5.25 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $5.25 PER SHARE) or (ii) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the letter of transmittal captioned “Shares Tendered at Price Determined by Shareholder.” A tender of shares will be proper if one, and only one, of these boxes is checked on the letter of transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined in the Tender Offer”. Note that this election could result in Diamond purchasing the tendered shares at the minimum price of $5.25 per share.

Stockholders also can specify the order in which we will purchase shares tendered in the tender offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the depositary will select the order of shares purchased.

Odd Lot Holders must tender all of their shares and also complete the section titled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth above.

A stockholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. In the event a stockholder has submitted multiple letters of transmittal in order to tender shares at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the tender offer with respect to each separate letter of transmittal in order for such withdrawals to be effective.

TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF THE LETTER OF TRANSMITTAL. IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.

Signature Guarantees and Method of Delivery.  No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. If a certificate for shares is registered in the name of a person other than the person executing a proper letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and any other documents required by the applicable letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery.  The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax.  For a discussion of U.S. Federal Backup Withholding Tax, see Section 13.

Withholding for Non-United States Holders.  For a discussion of Withholding for Non-United States Holders, see Section 13.

Guaranteed Delivery.  If a stockholder desires to tender shares under the tender offer and the stockholder’s share certificates are not immediately available or cannot be delivered to the depositary before the applicable expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the applicable expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a) the tender is made by or through an eligible guarantor institution;

(b) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the applicable expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Diamond has provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

(c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, are received by the depositary within three Nasdaq Global Select Market trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares.  If any tendered shares are not purchased under the tender offer or are properly withdrawn before the applicable expiration date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects.  All questions as to the number of shares to be accepted, the price that we will pay for the shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender; provided that we will not waive any condition of the tender offer with respect to a tender unless we waive that condition for all tenders made in the tender offer. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of Diamond, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Diamond’s Acceptance Constitutes an Agreement. A tender of shares of our common stock under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to us that:

(1) the stockholder has, and will at the expiration of the tender offer have, a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

(2) the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person acting along or in concert with others, directly or indirectly, to tender shares for that person’s own account into the tender offer unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

(1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

(2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates.  If the share certificates which a registered stockholder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the letter of transmittal. See Instruction 16 of the letter of transmittal.

CERTIFICATES FOR TENDERED SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO DIAMOND, THE INFORMATION AGENT OR THE DEALER MANAGER. ANY SUCH DOCUMENTS DELIVERED TO DIAMOND, THE INFORMATION AGENT OR THE DEALER MANAGER WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date of the tender offer and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after April 8, 2008.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Diamond, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If we extend the tender offer, we are delayed in our purchase of shares or we are unable to purchase shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, Diamond will determine the purchase price it will pay for the shares properly tendered and not properly withdrawn before the expiration date of the tender offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and will, subject to proration, accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price so determined and not properly withdrawn prior to such expiration date.

For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased shares that are properly tendered at prices at or below the purchase price that is determined for the shares and are not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment under the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date we will accept for payment and pay a single per share purchase price not greater $6.00 nor less than $5.25 per share for 5,000,000 shares, subject to increase or decrease as provided in Section 1 and Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration in connection with the tender offer, we will determine the proration factor and pay for those tendered shares accepted for payment pursuant to such tender offer promptly after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after such expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration or conditional tender, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY DIAMOND REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the expiration date for a tender offer, we may not be obligated to purchase shares under the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.	CONDITIONAL TENDER OF SHARES

Subject to the limited exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the applicable purchase price with respect to such shares prior to the applicable expiration date will be subject to proration. See Section 1. In order to avoid (in full or in part) possible proration, a stockholder may tender shares subject to the condition that we must purchase a specified minimum number of the stockholder’s shares tendered pursuant to a letter of transmittal if we purchase any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the letter of transmittal and indicate the minimum number of shares that we must purchase if we purchase any shares. We urge each stockholder to consult with his or her own financial or tax advisors with respect to such election.

After the applicable expiration date, if more than 5,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for the tendered shares, we will calculate a preliminary proration percentage with respect to such shares based upon all of such shares properly tendered, conditionally or unconditionally (subject to the number of shares to be purchased from Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 5,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the applicable shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	CERTAIN CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the tender offer, and in addition to (and not in limitation of) our rights to extend and/or amend the tender offer at any time, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate a tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of this offer to purchase and at or before the expiration date for the tender offer, any of the following events shall have occurred (or have been reasonably determined by us to have occurred):

(a) there shall have been threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority or agency or tribunal, domestic or foreign, that:

(1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the tender offer, the acquisition of any shares pursuant to the tender offer, or consummation of the tender offer; or

(2) could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of Diamond and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the tender offer to Diamond;

(b) there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the tender offer or to Diamond or any of its subsidiaries, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in Diamond’s sole judgment, acting reasonably, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) of paragraph (a) above;

(c) there shall have occurred:

(1) the declaration of any banking moratorium or suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

(2) any general suspension of trading in, or a limitation on prices for, securities on any national securities exchange or market in the United States;

(3) the commencement of a war, act of terrorism, armed hostilities, or any other national or international crisis directly or indirectly involving the United States or any other country in which any of Diamond’s subsidiaries does business;

(4) any limitation by any governmental, regulatory, or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States;

(5) any change in the general political, market, economic, or financial conditions in the United States or any other country in which any of Diamond’s subsidiaries do business that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of Diamond and its subsidiaries, taken as a whole;

(6) any suspension of, or limitation on, the markets for U.S. dollars or other currency in which any material bank loan of Diamond or any of its subsidiaries is denominated, or any material change in the exchange rates of such currencies that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of Diamond and its subsidiaries, taken as a whole;

(7) in the case of any of the above conditions existing at the date of this offer to purchase, in Diamond’s reasonable judgment, a material acceleration or worsening of it; or

(8) any decrease (i) in the market price of the shares of our common stock on the Nasdaq Global Select Market or (ii) in the Nasdaq Composite Index, the New York Stock Exchange Index, the Dow Jones Industrial Average, or the S&P 500 Composite Index, in each case by an amount in excess of 10% during any period between February 8, 2008 and the expiration date of the tender offer;

(d) any change or changes shall have occurred or been threatened or anticipated in the business, condition (financial or otherwise), assets, liabilities, income, operations, share ownership, or prospects of Diamond or its subsidiaries that could reasonably be expected to have a material adverse effect on Diamond and its subsidiaries, taken as a whole;

(e) a tender or exchange offer for any or all of the shares (other than the tender offer made hereby), or any merger, business combination, or other similar transaction with or involving Diamond, shall have been publicly proposed, announced or made by any person;

(f) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the Commission before February 8, 2008 a Schedule 13G or a Schedule 13D with respect to any of the shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of our common stock;

(g) any entity, group, or person who has filed with the SEC on or before the date of this offer to purchase a Schedule 13G or a Schedule 13D with respect to any shares of our common stock shall have acquired, or proposed to acquire, beneficial ownership of additional shares constituting more than 2% of the outstanding shares of our common stock or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares of our common stock;

(h) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire shares of our common stock; or

(i) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority or any third party consents required to be obtained in connection with either tender offer shall not have been obtained on terms satisfactory to Diamond, in its sole judgment, acting reasonably.

The foregoing conditions are for the sole benefit of Diamond and may be asserted by Diamond regardless of the circumstances giving rise to any such condition, and may be waived by Diamond, in whole or in part, as to the tender offer at any time prior to the expiration date, in its sole discretion. Diamond’s failure at any time to exercise any of the foregoing rights as to the tender offer shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted by Diamond at any time, in its sole discretion, prior to the expiration date. Any determination or judgment by Diamond concerning the events described above will be final and binding on all parties.

8.	PRICE RANGE OF SHARES

Price Ranges Of Shares.  Diamond’s common stock is quoted on the NASDAQ Global Select Market under the symbol “DTPI.” The following table shows the high and low sale prices per share of our common stock as reported on the NASDAQ Global Select Market for the periods indicated:

		High	Low

2006	First Quarter	$10.98	$7.36
	Second Quarter	$11.40	$7.30
	Third Quarter	$11.30	$7.57
	Fourth Quarter	$12.54	$10.20
2007	First Quarter	$15.98	$10.77
	Second Quarter	$14.13	$11.03
	Third Quarter	$13.68	$7.75
	Fourth Quarter	$10.70	$6.51
2008	First Quarter (through February 8, 2008)	$7.46	$4.34

On February 8, 2008, the last full trading day prior to our public announcement of the tender offer, the closing sale price for the shares of our common stock on the Nasdaq Global Select Market was $4.86. Stockholders are urged to obtain current market quotations for their shares.

9.	SOURCE AND AMOUNT OF FUNDS

Assuming that 5,000,000 shares are purchased in the tender offer at a price between $5.25 and $6.00 per share, the aggregate purchase price for the shares purchased in the tender offer will be between $26,250,000 and $30,000,000.

We anticipate that we will pay for shares tendered in the tender offer and accepted by us, and all expenses attributable to the tender offer, from our cash on hand or other cash resources that are readily available to us. The tender offer is not conditioned on the receipt of financing.

10.	CERTAIN INFORMATION ABOUT US

Diamond is a management and technology consulting firm. We help leading organizations worldwide to understand and leverage technology to realize value in their businesses. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to improve growth and profitability. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. Diamond delivers three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results.

Our firm offers our clients skills in strategy, technology, operations and program management to help companies improve operations, increase flexibility, reduce costs, address changing regulations and markets, and grow their businesses. We combine innovative strategic thinking, industry expertise, and a thorough understanding of technology to deliver results for our clients. We work collaboratively with our clients using small, multidisciplinary teams because we believe the most lasting and significant improvements occur when the client is integrally involved in the change. Our multidisciplinary approach enables our consultants to develop and execute innovative strategies that may not be identified by consulting firms that use more traditional team structures. We go to market by vertical industry and focus on businesses that are strategically dependent upon technology, and in particular information technology. We currently serve clients primarily in five industries: financial services, insurance, healthcare, telecommunications, and the public sector. The Company also has an industry practice it calls “Enterprise” that serves clients across several industries, including manufacturing, retail, distribution, travel and transportation, and consumer packaged goods.

During the fiscal year ended March 31, 2007, we generated net revenue of $168.7 million from 105 clients. At March 31, 2007, we employed 507 consultants and 106 operations employees. Our physical locations are comprised of six offices in North America, Europe and Asia, which include Chicago, Hartford, London, Mumbai, New York City and Washington, D.C.

We are a Delaware corporation headquartered in Chicago, Illinois. Our executive offices are located at 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611, and our telephone number at that address is (312) 255-5000.

Where you can find more information about us.  The tender offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. The tender offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to participate or to not participate in this offer.

In addition to the Schedule TO, we are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the Schedule TO and any reports, proxy statements or other information that we file with the Securities and Exchange Commission at the following location of the Securities and Exchange Commission:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.

The Securities and Exchange Commission allows us to incorporate by reference information into this offer to purchase. This means we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of the tender offer.

We will file an amendment to the Schedule TO to incorporate by reference into the tender offer all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the tender offer and prior to the expiration date to the extent necessary to comply with applicable securities law. Any statement contained in a document incorporated by reference in the tender offer shall be deemed to be modified or superseded for purchases of the tender offer to the extent that a statement contained in the tender offer or in any subsequently filed document incorporated by reference in the tender offer modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offer to purchase.

We will also provide without charge to each person to whom we deliver a copy of the tender offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Diamond Management & Technology Consultants, Inc.
Attn: Investor Relations
875 North Michigan Avenue, Suite 3000
Chicago, Illinois 60611

or by telephoning our Investor Relations Department at (312) 255-5000 between the hours of 9:00 A.M. and 5:00 P.M., central time.

As you read the documents listed in this Section 10, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and the tender offer, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

The information contained in the tender offer about Diamond should be read together with the information contained in the documents to which we have referred you in the tender offer.

11.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

As of January 31, 2008, we had outstanding 29,581,989 shares of our common stock. The 5,000,000 shares of our common stock that we are offering to purchase in the tender offer represent approximately 16.9% of the outstanding shares of our common stock on that date. As of January 31, 2008, 7,282,521 shares of our common stock were subject to outstanding awards of stock options, stock appreciation rights and restricted stock units.

Share Ownership by Directors and Executive Officers.  Our directors and executive officers have advised us that they do not intend to tender any shares beneficially owned by them in the tender offer. Because the directors and executive officers will not be tendering any of their shares in the tender offer, if we complete the tender offer, the proportional holdings of our directors and executive officers in our company will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our stockholders in the tender offer.

The following table sets forth certain information regarding the beneficial ownership of common stock as of January 31, 2008 by: (i) each person we know to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors and nominee for director; (iii) each of our named executive officers; and (iv) all of our directors or nominees and executive officers as a group. We believe that each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such holder, subject to community property laws where applicable. Except where noted otherwise, the address of each person named below is in care of our principal executive office.

Name and Address of Beneficial Owner	Common Shares		Percent of Class

Artisan Partners LP	3,699,303		12.5%
FMR Corp.	3,193,049		10.1%
BlackRock, Inc.	2,860,601		9.7%
Luther King Capital Management Corporation	1,810,050		6.1%
Barclays Global Investors, NA	1,559,595		5.3%
Directors and Executive Officers
Anderson, Edward R.	80,258	(1)(2)	*
Bergstein, Melvyn E.	1,137,137	(1)(2)	3.8%
Bupp, Karl E.	491,552	(1)(2)	1.7%
Caldwell, Donald R.	66,046	(1)(2)	*
Gutstein, Adam J.	498,605	(1)(2)	1.7%
Kay, Alan C.	139,826	(1)(2)	*
McClayton, William R.	348,994	(1)(2)	1.2%
Mikolajczyk, Michael E.	255,944	(1)(2)	*
Rubio, Javier	1,325,041	(1)(2)	4.5%
Schneider, Pauline A.	34,565	(1)(2)	*
Skinner, Samuel K.	37,524	(1)(2)	*
Sviokla, John J.	195,058	(1)(2)	*
Weber, Arnold R.	24,608	(1)(2)	*
All directors and executive officers (13 persons)	4,635,158	(1)(2)	15.7%

*	Less than 1% of the outstanding common stock

(1)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options and stock appreciation rights within 60 days after January 31, 2008 as follows: Mr. Anderson — 12,334, Mr. Bergstein — 92,326, Mr. Bupp — 101,013, Mr. Caldwell — 13,200, Mr. Gutstein — 122,393, Dr. Kay — 10,600, Mr. McClayton — 151,609, Mr. Mikolajczyk — 0, Mr. Rubio — 5,000, Ms. Schneider — 11,467, Mr. Skinner — 10,600, Dr. Sviokla — 106,490, Mr. Weber — 7,040, and all directors and executive officers — 644,072.

(2)	Includes restricted stock and restricted stock units subject to vesting based on continued service to the Company as follows: Mr. Anderson — 4,519, Mr. Bergstein — 79,723, Mr. Bupp — 62,923, Mr. Caldwell — 4,519, Mr. Gutstein — 178,548, Dr. Kay — 4,519, Mr. McClayton — 103,022, Mr. Mikolajczyk — 4,519, Mr. Rubio — 4,519, Ms. Schneider — 4,519, Mr. Skinner — 4,519, Dr. Sviokla — 54,887, Mr. Weber — 4,519, and all directors and executive officers — 515,255. For Mr. Gutstein, includes 32,143 shares held in an irrevocable trust for the benefit of his children.

Equity Incentive Plans.  Diamond issues stock-based awards under two share-based equity incentive plans, the Amended and Restated 1998 Equity Incentive Plan (the “1998 Plan”) and the 2000 Stock Option Plan (the “2000 Plan”) (collectively, the “Equity Incentive Plans”). The Equity Incentive Plans provide for various forms of equity awards to our directors and employees, such as stock options, stock appreciation rights, restricted stock and restricted stock units.

The Equity Incentive Plans authorize the granting of stock options and stock appreciation rights (SARs) to our directors, officers and employees. The exercise price of the stock options is determined based on the average of the closing price of a share of our common stock in the NASDAQ Global Select Market for the ten trading days immediately preceding the date of grant. Stock options and SARs granted under the 1998 Plan must have an exercise price at or above fair market value on the date of grant. Stock Options and SARs granted under the 2000 Plan can have an exercise price that is below the fair market value on the date of grant. Options and SARs granted to executive officers and senior level employees (herein referred to as “partners”; the term “partner” is an internal designation only and does not refer to a partner in a general or limited partnership) generally vest over five years and expire on the seventh anniversary of the grant date, or six months after the last vest date for more recent grants and for all SAR grants. Options granted to other employees generally vest over four years and expire on the sixth anniversary of the date of grant, or six months after the last vest date for more recent grants and for all SAR grants. SARs granted to board members vest quarterly over one year and expire five years after the last vest date.

Restricted stock awards granted to partners, including partner promotion grants, vest semi-annually over five years. Restricted stock awards granted to non-partner employees vest semi-annually over four years. The restricted stock awards granted to directors vest in full after one year. We make annual awards of restricted stock or restricted stock units valued at $60,000 to the non-employee directors under the 1998 Plan.

Our board of directors has approved, upon the recommendation of the Compensation Committee, the Equity Compensation Award Policy and Grant Procedures to govern the granting of equity awards, including any made to our executive officers and partners. This policy covers all equity compensation awards of any type, including restricted stock units. In addition to certain grants available to non-employees and special grants, the policy provides for three types of grants to employees:

•	New hire grants made to employees based on a percentage of their starting base salary and granted on their start date;

•	Annual review grants made to employees in conjunction with the annual performance evaluation for the fiscal year and granted upon senior management approval generally in April after the Compensation Committee has approved the aggregate pool; and

•	Partner promotion grants made to employees who achieve partner level and granted generally in April or October when such promotions are made.

Partners’ Operating Agreement.  Each of our officers has entered into the Partners’ Operating Agreement, which governs certain policies and practices with respect to our partners. The Partners’ Operating Agreement contains two provisions that relate to our securities. The officers who have signed the Partners’ Operating Agreement have agreed to participate in the Partners’ Equity Sales Program. The objective of the Partners’ Equity Sales Program is to provide an orderly and disciplined market for the sale of partners’ shares of capital stock of Diamond. The Program allows partners to sell their shares quarterly in conjunction with our policy of permitting trades only during specified periods occurring after the public release of quarterly earnings. Participants in the Program are required to provide their sale requests at the beginning of the trading window. We then instruct a broker to initiate the trades, if any, in brokers’ transactions during the trading window. The partners are also restricted by the Program from selling more than a minority amount of their shares in any given quarter. The Partners’ Operating Agreement also provides that, in respect of equity, in the event a partner is terminated within 18 months following a change-in-control, other than a termination for cause or one that is voluntary and not for “good reason”, such partner’s unvested equity shall be immediately and automatically vested.

Executive Equity Ownership Guidelines.  We believe that the financial interests of our executives should be aligned with those of our stockholders. In addition to using awards of equity as a long-term incentive, we have established equity ownership guidelines for partners, including the executive officers. The current ownership guidelines require partners to maintain ownership of our stock (or equity awards), including unvested equity, having a value equal to at least 10% of his or her then current base salary multiplied by the number of years such person has been a partner.

Director Ownership Guidelines.  Each of the directors is required to have an ownership stake in Diamond. In addition, our board’s guidelines for stock ownership provide that each non-employee board member should acquire within four years of joining the board, and retain, equity units or shares (including unvested equity) equal to $200,000 until he or she retires, dies or becomes disabled, or otherwise no longer serves as a director.

Employee Stock Purchase Plan.  In September 2003, the our board of directors adopted and the our shareholders subsequently approved the Amended and Restated Employee Stock Purchase Plan (“ESPP”). The ESPP is designed to qualify for certain income tax benefits for employees under section 423 of the Internal Revenue Code. The ESPP offers eligible employees the ability to purchase common stock based on the lesser of the average of the closing price of a share of common stock on the NASDAQ Stock Market System for the ten trading days prior to the individual’s enrollment date or the purchase date. Offering periods occur on May 1 and each three month period thereafter, for two years. Purchases occur every three months. Through May 31, 2004, such purchases were made at 85% of the lesser of the fair market value of the common stock on the individual’s enrollment date or the purchase date. The amount each employee can purchase is limited to the lesser of (i) 10% of pay or (ii) $6,250 of stock value in any three month period. Effective June 1, 2004, the ESPP was amended to eliminate the 15% discount on the price of the common stock to participating employees.

Recent Securities Transactions.  Based on our records and to the best of our knowledge, during the 60 days prior to February 12, 2008, no transactions in our common stock have been effected by us, except that we made the following purchases of shares under our stock repurchase program at the prices per share indicated in the table below:

Date	Shares Bought	Price per share

December 13, 2007	27,500	$7.21
December 14, 2007	25,000	$7.16
December 17, 2007	30,000	$6.96
December 18, 2007	17,600	$7.02
December 20, 2007	21,192	$7.39
December 21, 2007	3,468	$7.53
December 27, 2007	37,200	$7.52
December 28, 2007	40,000	$7.42
December 31, 2007	30,000	$7.29
January 2, 2008	20,000	$7.11
January 3, 2008	25,000	$7.07
January 4, 2008	25,000	$6.77
January 7, 2008	24,855	$6.84
January 8, 2008	25,000	$6.81
January 9, 2008	24,900	$6.50
January 10, 2008	25,000	$6.41
January 11, 2008	24,900	$6.17
January 14, 2008	25,000	$5.97
January 15, 2008	24,900	$5.59
January 16, 2008	25,000	$5.52
January 17, 2008	25,000	$5.50
January 18, 2008	25,000	$5.23
January 22, 2008	25,000	$4.87
January 23, 2008	25,000	$4.81
January 24, 2008	25,000	$4.79
January 25, 2008	25,000	$4.81
January 28, 2008	24,700	$4.80
January 29, 2008	24,800	$4.81
January 30, 2008	25,000	$4.79
January 31, 2008	5,945	$4.73

Based on our records and to the best of our knowledge, during the 60 days prior to February 12, 2008, no transactions in our common stock have been effected by our executive officers, directors, affiliates or subsidiaries except as described below:

•	on January 31, 2008, a purchase date pursuant to our ESPP, Karl E. Bupp, our Chief Financial Officer, purchased 634 shares of our common stock at $4.93 per share through the ESPP; and

•	on January 31, 2008, a purchase date pursuant to our ESPP, William R. McClayton, our Chief Administrative Officer and Secretary, purchased 634 shares of our common stock at $4.93 per share through the ESPP.

During the 60 days prior to February 12, 2008, in addition to the transactions listed above or as otherwise disclosed in this Section 11, we issued an aggregate of 19,192 shares of our common stock to persons who are not executive officers or directors of Diamond upon exercise of stock options exercised by such persons. Also during that 60 day period, we issued an aggregate of 6,944 shares of restricted stock to certain employees who are not executive officers or directors and we issued an aggregate of 92,065 shares of our common stock to persons who are not executive officers or directors of Diamond pursuant to our ESPP.

Plans or Proposals.  Except as disclosed in this offer to purchase (or in the documents incorporated by reference herein), neither Diamond nor, to its knowledge, any of its directors, executive officers or affiliates have any current plans or proposals which relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving Diamond or any of its subsidiaries;

(b) any purchase, sale or transfer of a material amount of Diamond’s assets or the assets of any of its subsidiaries;

(c) any material change in Diamond’s present dividend rate or policy, or indebtedness or capitalization;

(d) any change in Diamond’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material terms of the employment contract of any executive officer;

(e) any other material change in Diamond’s corporate structure or business;

(f) Diamond’s equity securities being delisted from the Nasdaq Global Select Market or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g) Diamond’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

(h) the suspension of Diamond’s obligation to file reports under Section 15(d) of the Exchange Act;

(i) the acquisition by any person of additional Diamond’s securities, or the disposition of Diamond’s securities; or

(j) any changes in Diamond’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Diamond.

While Diamond has no definitive plans or proposals regarding any of the foregoing as of the date of this offer to purchase except as set forth above or in the documents incorporated by reference herein, our management continually assesses and reassesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters. We may pursue any such matter at any time after the date of this offer to purchase, subject to our obligation to update this offer to purchase to reflect material changes in the information contained herein. We may recommence purchases under our stock repurchase program after the termination of the tender offer, when legally permissible.

12.	CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer. We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any such action or approval be required, we presently contemplate that we would seek that action or approval. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the action or approval might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares is subject to certain conditions, including that any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority required to be obtained in connection with the tender offer shall have been obtained on terms satisfactory to us, in our sole judgment, acting reasonably. See Section 7.

13.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences to our stockholders of an exchange of shares for cash pursuant to the tender offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

As the following discussion does not discuss the tax consequences associated with a partnership or other entity treated as a partnership for U.S. federal income tax purposes holding shares, a partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the tender offer.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the tender offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) such trust was in existence on August 20, 1996 and it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-United States Holder” means a beneficial owner of shares that is not a United States Holder.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE TENDER OFFER.

Consequences to United States Holders.  An exchange of shares for cash pursuant to the tender offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the tender offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the tender offer for U.S. federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on shares held for more than one year is generally 15%. A United

States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the tender offer.

A United States Holder’s exchange of shares for cash pursuant to the tender offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the stockholder’s stock interest in us under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code.

Due to the factual nature of these tests, stockholders should consult their tax advisors to determine whether the purchase of their shares in the tender offer qualifies for sale or exchange treatment in their particular circumstances.

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the stockholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a stockholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares of stock the stockholder has an option to purchase.

Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively.

•	A distribution to a stockholder will result in a “complete termination” of the stockholder’s equity interest in us if either (1) all of the shares of stock of Diamond actually and constructively owned by the stockholder are exchanged for cash pursuant to the tender offer or (2) all of the shares of stock of Diamond actually owned by the stockholder are exchanged for cash pursuant to the tender offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares of stock of Diamond constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver.

•	A distribution to a stockholder will be “substantially disproportionate” if both (i) the percentage of the outstanding voting shares of stock of Diamond actually and constructively owned by the stockholder immediately following the exchange of shares for cash pursuant to the tender offer (treating all shares acquired by us pursuant to the tender offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of stock of Diamond actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all shares purchased in the tender offer from the particular stockholder and all other stockholders) and (ii) the percentage of the outstanding common shares of stock of Diamond actually and constructively owned by the stockholder (determined based upon value) immediately following the exchange of shares for cash pursuant to the tender offer (treating all shares acquired by us pursuant to the tender offer as not outstanding) is less than 80% of the percentage of the outstanding common shares of stock of Diamond actually and constructively owned by the stockholder (determined based upon value) immediately before the exchange (treating as outstanding all shares purchased in the tender offer from the particular stockholder and all other stockholders).

A distribution to a stockholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s stock interest in us. Whether a stockholder meets this test will depend on the stockholder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest (by vote and value) of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Stockholders should consult their tax advisors as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of shares of stock of Diamond by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the tender offer, even if all the shares of stock of Diamond actually and constructively owned by a stockholder are tendered pursuant to the tender offer, fewer than all of the shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a stockholder pursuant to the tender offer will meet any of the three tests under Section 302 of the Code.

If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the tender offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such stockholder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. We have determined that we have no accumulated earnings and profits under U.S. federal income tax principles. Our current earnings and profits cannot be determined with certainty until after the end of our current fiscal year.

Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to any dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the United States Holder’s shares of stock of Diamond. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the shares for more than one year as of the date we are treated as purchasing the shares in the tender offer for U.S. federal income tax consequences. The redeemed stockholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock of Diamond held by the redeemed stockholder.

A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their shares.

Consequences to Non-United States Holders.  Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the tender offer generally will not be subject to U.S. federal income tax if the transaction is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our shares that are exchanged constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of such class of our shares. Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the offer. Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests, as defined by the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and other assets used or held for use in a trade or business. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our shares are exchanged for cash pursuant to the tender offer.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as a sale or exchange of such shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders”). To the extent that amounts received by a Non-United States Holder with respect to our purchase of shares under the tender offer are treated as a dividend and not as a tax-free return of capital or capital gain, such dividend will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Because satisfaction of the Section 302 tests and the treatment of a distribution as a dividend, tax-free return of capital or capital gain from the sale of shares are dependent on matters of fact, we will presume (1) that the Section 302 tests are not satisfied and (2) that all amounts paid to Non-United States Holders in exchange for their shares are dividend distributions unless we have determined prior to the payment that a lesser amount should be treated as a dividend distribution pursuant to applicable United States Treasury Regulations. (See the discussion above under “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders” regarding the determination of the amount treated as a dividend distribution.) Accordingly, we will withhold from such amounts U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amount is withheld and the Non-United States Holder is not liable for such amount of tax, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. (See the discussion below under “Certain U.S. Federal Income Tax Consequences — Withholding for Non-United States Holders” regarding the application of U.S. federal income tax withholding to payments made to Non-United States Holders.)

Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to United States Holders, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. (See the discussion below under “Certain U.S. Federal Income Tax Consequences — Withholding for Non-United States Holders” regarding these certification requirements.) In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

United States Federal Income Tax Backup Withholding.  Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the depositary (as payer) as well as certain other information and certifies under penalties of perjury that the number is correct, the stockholder is a U.S. person and the stockholder is not subject to backup withholding. Therefore, each tendering stockholder that is a United States Holder should complete and sign the Substitute Form W-9 included as part of each letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. If a United States Holder does not provide the depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8ECI (or in the case of certain foreign partnerships and other foreign intermediaries, an IRS Form W-8IMY), signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the depositary. See Instruction 14 of the related letter of transmittal.

TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 28% OF THE GROSS PAYMENT MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE TENDER OFFER, EACH STOCKHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE

STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF EACH LETTER OF TRANSMITTAL; AND EACH STOCKHOLDER THAT IS A NON-UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH CERTAIN INFORMATION BY COMPLETING THE APPLICABLE SUBSTITUTE FORM W-8 INCLUDED AS PART OF EACH LETTER OF TRANSMITTAL.

Withholding for Non-United States Holders.  Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the depositary will withhold U.S. federal income tax equal to 30% of the “deemed dividend” payable to a Non-United States Holder or his agent unless the depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the payments are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the payments are generally attributable to a United States permanent establishment maintained by such Non-United States Holder). The “deemed dividend” payable to a Non-United States Holder will be deemed to be the gross payment to such Non-United States Holder unless we have determined prior to the time of the payment that a lesser amount should be subject to withholding pursuant to applicable United States Treasury Regulations. To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8BEN before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8ECI. In the case of certain Non-United States Holders that are foreign partnerships (or other foreign intermediaries), an IRS Form W-8IMY should be filed. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in the discussion above in “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders” as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The depositary will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, IRS Form W-8ECI or IRS Form W-8IMY) unless facts and circumstances indicate that reliance is not warranted.

A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above in “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders” that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.	EXTENSION OF TENDER OFFER; TERMINATION; AMENDMENTS

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If we change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If Diamond (1) increases the price to be paid for the shares above $6.00 per share, decreases the price to be paid for the shares below $5.25, increases the number of shares we seek in the tender offer by a number in excess of 2% of the outstanding shares, or decreases the number of shares we seek, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	FEES AND EXPENSES

We have retained BNY Mellon Shareowner Services (“BNY Mellon”) to act as information agent and depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners.

BNY Mellon will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We have retained Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to act as the dealer manager and our financial advisers in connection with the tender offer. In its role as dealer manager, Morgan Stanley may contact brokers, dealers and similar entities and may provide information regarding the tender offer to those that they contact or persons that contact them. Morgan Stanley will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the information agent and the dealer manager as described above) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Diamond, the information agent, the depositary or the dealer manager for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document.

16.	MISCELLANEOUS

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Diamond.

DIAMOND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF DIAMOND, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. DIAMOND HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTERS OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DIAMOND.

FEBRUARY 12, 2008

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
FEBRUARY 12, 2008

The depositary will accept legible copies of the letters of transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of transmittal and certificates for the shares and any other required documents to the depositary at one of its addresses set out below:

The Depositary and Information Agent for the tender offer is:

BNY Mellon Shareowner Services

By Mail	By Facsimile Transmission:	By Hand or Overnight Delivery:

BNY Mellon Shareowner Services	(For Eligible Institutions Only):	BNY Mellon Shareowner Services
Attn: Corporate Actions Dept 27th Floor PO Box 3301 South Hackensack, NJ 07606	Facsimile Transmission: (412) 209-6443	Attn: Corporate Actions Dept 27th Floor 480 Washington Blvd Jersey City, NJ 07310

Within the U.S., Canada or Puerto Rico Call:

(877) 244-8810

All Others Call Collect:

1-201-680-6579

The Dealer Manager for the tender offer is:

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
(866) 818-4954 (toll-free)

Please contact the information agent at the telephone numbers and address above with any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer. To confirm delivery of your shares, please contact the depositary.